EXHIBIT 1


FORM OF CERTIFICATE

CLASS A

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to MBNA America Bank, National
Association or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


No. __	$__________
	CUSIP No.
__________

MBNA MASTER CREDIT CARD TRUST II
CLASS A 6.50%
ASSET BACKED CERTIFICATE, SERIES 2000-L


Evidencing an Undivided Interest in a trust, the corpus of which consists of a portfolio of MasterCard registered trademark and VISA registered trademark credit card receivables generated or acquired by MBNA America Bank, National Association and other assets and interests constituting the Trust under the Pooling and Servicing Agreement described below.

(Not an interest in or obligation of
MBNA America Bank, National Association
or any Affiliate thereof.)

This certifies that CEDE & CO. (the "Class A
Certificateholder") is the registered owner of an Undivided Interest in a trust (the "Trust"), the corpus of which consists of a portfolio of receivables (the "Receivables") now existing or hereafter created and arising in connection with selected MasterCard and VISA credit card accounts (the "Accounts") of MBNA America Bank, National Association, a national banking association organized under the laws of the United States, all monies due or to become due in payment of the Receivables (including all Finance Charge Receivables but excluding recoveries on any charged-off Receivables), the right to certain amounts received as Interchange with respect to the Accounts, the benefits of the Collateral Interest and the other assets and interests constituting the Trust pursuant to a Pooling and Servicing Agreement dated as of August 4, 1994, as amended as of March 11, 1996, as of June 2, 1998, as of January 10, 1999 and as of October 2, 2000, as supplemented by the Series 2000-L Supplement dated as of December 13, 2000 (collectively, the "Pooling and Servicing Agreement"), by and between MBNA America Bank, National Association, as Seller (the "Seller") and as Servicer (the "Servicer"), and The Bank of New York, as Trustee (the "Trustee"), a summary of certain of the pertinent provisions of which is set forth hereinbelow. The Series 2000-L Certificates are issued in two classes, the Class A Certificates (of which this certificate is one) and the Class B Certificates, which are subordinated to the Class A Certificates in certain rights of payment as described herein and in the Pooling and Servicing Agreement.

The Seller has structured the Pooling and Servicing
Agreement and the Series 2000-L Certificates with the intention that the Series 2000-L Certificates will qualify under applicable tax law as indebtedness, and each of the Seller, the Holder of the Seller Interest, the Servicer and each Series 2000-L Certificateholder (or Series 2000-L Certificate Owner) by acceptance of its Series 2000-L Certificate (or in the case of a Series 2000-L Certificate Owner, by virtue of such Series 2000-L Certificate Owner's acquisition of a beneficial interest therein), agrees to treat and to take no action inconsistent with the treatment of the Series 2000-L Certificates (or any beneficial interest therein) as indebtedness for purposes of federal, state, local and foreign income or franchise taxes and any other tax imposed on or measured by income. Each Series 2000-L Certificateholder agrees that it will cause any Series 2000-L Certificate Owner acquiring an interest in a Series 2000-L Certificate through it to comply with the Pooling and Servicing Agreement as to treatment of the Series 2000-L Certificates as indebtedness for certain tax purposes.

To the extent not defined herein, capitalized terms used herein have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Class A Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Class A Certificateholder by virtue of the acceptance hereof assents and by which the Class A Certificateholder is bound.

Although a summary of certain provisions of the Pooling and Servicing Agreement is set forth below, this Class A Certificate is qualified in its entirety by the terms and provisions of the Pooling and Servicing Agreement and reference is made to that Pooling and Servicing Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee.

Interest will accrue on the Class A Certificates at the rate of 6.50% per annum from and including the Closing Date, as more specifically set forth in the Pooling and Servicing Agreement, and will be distributed on February 15, 2001 and on the 15th day of each calendar month thereafter, or if such day is not a Business Day, on the next succeeding Business Day (a "Distribution Date"), to the Class A Certificateholders of record as of the last Business Day of the calendar month preceding such Distribution Date. During the Rapid Amortization Period, in addition to Class A Monthly Interest, Class A Monthly Principal will be distributed to the Class A Certificateholders on each Distribution Date commencing in the month following the commencement of the Rapid Amortization Period until the Class A Certificates have been paid in full. During the Controlled Accumulation Period and the Rapid Accumulation Period, in addition to monthly payments of Class A Monthly Interest, the amount on deposit in the Principal Funding Account (but not in excess of the Class A Investor Interest) will be distributed as principal to the Class A Certificateholders on the November 2007 Distribution Date, unless distributed earlier as a result of the commencement of the Rapid Amortization Period in accordance with the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Class A Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement, or be valid for any purpose.
IN WITNESS WHEREOF, MBNA America Bank, National Association has caused this Series 2000-L Class A Certificate to be duly executed under its official seal.



By:_______________________________
Authorized Officer

[Seal]

Attested to:


By:________________________
Cashier


Date:  December 13, 2000


Form of Trustee's Certificate of Authentication

CERTIFICATE OF AUTHENTICATION

This is one of the Series 2000-L Class A Certificates referred to in the within-mentioned Pooling and Servicing Agreement.


THE BANK OF NEW YORK,
  Trustee


By:________________________
Authorized Signatory

Date:  December 13, 2000